                                                                      EXHIBIT 11


                       COMPUTATION OF EARNINGS PER SHARE

                (Amounts in thousands, except per share amounts)

                                                         Year Ended
                                                         December 31,
                                                   ---------------------

                                                   1996    1995     1994
                                                   ----    ----     ----
PRIMARY

 Earnings applicable to common stock:
  NET EARNINGS                                   $  731   $1,853  $14,876
                                                  =====    =====   ======

Weighted average shares:
   Average shares outstanding                     6,455    6,578    6,563
   Net effect of warrants and dilutive
    stock options based on application
    of the treasury stock method using
    average market price                             18       67      191
                                                  -----    -----    -----

       Total shares                               6,473    6,645    6,754
                                                  =====    =====    =====
 Earnings per share:
  Net earnings                                   $  .11   $  .28   $ 2.20
                                                  =====    =====    =====


FULLY DILUTED

   Fully diluted earnings per share are considered equal to primary earnings per share due to immaterial dilution.